Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Feb. 3, 2026) - Amgen (NASDAQ:AMGN) today announced financial results for the fourth quarter and full year of 2025 versus the comparable periods in 2024.

"Amgen delivered strong performance in 2025, with double-digit growth in revenues and earnings per share. We enter 2026 with momentum across a broad portfolio of medicines and a clear path towards advancing innovative therapies to deliver sustained long-term growth," said Robert A. Bradway, chairman and chief executive officer.

Key results include:
•For the fourth quarter, total revenues increased 9% to $9.9 billion in comparison to the fourth quarter of 2024.
◦Product sales grew 7%, driven by 10% volume growth, partially offset by 4% lower net selling price.
•For the full year, total revenues increased 10% to $36.8 billion in comparison to the full year of 2024.
◦Product sales grew 10%, driven by 13% volume growth, partially offset by 3% lower net selling price.
◦Eighteen products achieved record sales for the full year.
◦Fourteen products exceeded one billion dollars in annual sales.
◦Thirteen products delivered at least double-digit sales growth for the full year.
•GAAP earnings per share (EPS) increased 111% from $1.16 to $2.45 for the fourth quarter, driven by higher revenues and lower net unrealized losses on equity investments, partially offset by higher operating expenses. For the full year, GAAP EPS increased 88% from $7.56 to $14.23, driven by higher revenues and net unrealized gains on our BeOne Medicines Ltd. (BeOne) equity investment, partially offset by higher operating expenses, including Otezla® (apremilast) intangible asset impairment charges of $1.2 billion recorded in 2025, following the selection of Otezla® for Medicare price setting, as part of the Inflation Reduction Act (IRA).
◦For the fourth quarter, GAAP operating income increased from $2.3 billion to $2.7 billion, and GAAP operating margin increased 2.5 percentage points to 29.0%. For the full year, GAAP operating income increased from $7.3 billion to $9.1 billion, and GAAP operating margin increased 3.1 percentage points to 25.8%.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

•Non-GAAP EPS remained relatively unchanged from $5.31 to $5.29 for the fourth quarter as higher operating expenses were partially offset by higher revenues. For the full year, non-GAAP EPS increased 10% from $19.84 to $21.84, driven by higher revenues, partially offset by higher operating expenses.
◦For the fourth quarter, non-GAAP operating income remained relatively unchanged at $4.0 billion, and non-GAAP operating margin decreased 3.5 percentage points to 42.8%. For the full year, non-GAAP operating income increased from $15.0 billion to $16.2 billion, and non-GAAP operating margin decreased 0.8 percentage points to 46.1%.
•The Company generated $8.1 billion of free cash flow for the full year of 2025 versus $10.4 billion for the full year of 2024, driven by timing of working capital, primarily collections, and higher capital expenditures, partially offset by business performance and lower interest payments.
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis,” “free cash flow” (computed by subtracting capital expenditures from operating cash flow), “EBITDA, or earnings before interest, taxes, depreciation and amortization” (computed by adding interest expense, provision for income taxes, and depreciation and amortization expense to GAAP net income) and “debt leverage ratio” (calculated as the ratio of GAAP total debt to EBITDA) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

Product Sales Performance

General Medicine

•Repatha® (evolocumab) sales increased 44% year-over-year to $870 million in the fourth quarter, driven by 31% volume growth, 8% higher net selling price, and higher inventory levels. Sales increased 36% for the full year, driven by volume growth. For 2026, we expect net selling price to decline by roughly mid single-digits.

•EVENITY® (romosozumab-aqqg) sales increased 39% year-over-year to $599 million in the fourth quarter and 34% for the full year, primarily driven by volume growth.

•Prolia® (denosumab) sales decreased 10% year-over-year to $1.1 billion in the fourth quarter, driven by 8% lower net selling price and decreased volume. Sales increased 1% for the full year, primarily driven by 2% volume growth and 2% favorable changes to estimated sales deductions, partially offset by lower net selling price. For 2026, we expect accelerated sales erosion driven by increased competition, as multiple biosimilars have launched globally.

Rare Disease

•TEPEZZA® (teprotumumab-trbw) sales decreased 1% year-over-year to $457 million in the fourth quarter, primarily driven by 13% lower inventory levels and unfavorable changes to estimated sales deductions, partially offset by 11% volume growth and higher net selling price. Sales increased 3% for the full year, primarily driven by higher net selling price.

•KRYSTEXXA® (pegloticase) sales increased 26% year-over-year to $435 million in the fourth quarter, driven by higher inventory levels, higher net selling price, and volume growth. Sales increased 13% for the full year, driven by volume growth and higher net selling price.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

•UPLIZNA® (inebilizumab-cdon) sales increased 131% year-over-year to $233 million in the fourth quarter and 73% for the full year, primarily driven by volume growth.

•TAVNEOS® (avacopan) sales increased 88% year-over-year to $152 million in the fourth quarter, primarily driven by 69% volume growth and 18% higher inventory levels. Sales increased 62% for the full year, driven by volume growth, partially offset by lower net selling price.

•Ultra-Rare products generated $157 million of sales in the fourth quarter. Sales decreased 27% year-over-year for the fourth quarter and 5% for the full year, primarily driven by generic competition for RAVICTI. For 2026, we expect continued RAVICTI sales erosion driven by generic competition.

Inflammation

•TEZSPIRE® (tezepelumab-ekko) sales increased 60% year-over-year to $474 million in the fourth quarter, primarily driven by 51% volume growth, and to a lesser degree, higher inventory levels and favorable changes to estimated sales deductions. Sales increased 52% for the full year, driven by volume growth.

•Otezla® (apremilast) sales were flat year-over-year at $625 million in the fourth quarter. Sales increased 7% for the full year, primarily driven by 3% volume growth and 2% favorable changes to estimated sales deductions.

•Enbrel® (etanercept) sales decreased 48% year-over-year to $532 million in the fourth quarter, primarily driven by 35% lower net selling price resulting from the impact of the U.S. Medicare Part D redesign and increased 340B Program mix, and 17% unfavorable changes to estimated sales deductions. Sales decreased 33% for the full year, primarily driven by 36% lower net selling price resulting from increased 340B Program mix, the impact of the U.S. Medicare Part D redesign and higher commercial discounts, partially offset by 4% higher volume.

We expect Enbrel and Otezla, and to a lesser extent KRYSTEXXA, TEZSPIRE and Repatha, to follow the historical pattern of lower sales in the first quarter relative to subsequent quarters, in part due to the impact of benefit plan changes, insurance reverification and increased co-pay expenses as U.S. patients work through deductibles.

•AMJEVITA® (adalimumab-atto)/AMGEVITA™ (adalimumab) sales decreased 41% year-over-year to $174 million in the fourth quarter, primarily driven by lower volume. Sales decreased 22% for the full year, driven by lower volume and lower net selling price.

•PAVBLU® (aflibercept-ayyh) generated $258 million of sales in the fourth quarter and $700 million for the full year. Sales increased 21% quarter-over-quarter, primarily driven by volume growth.

•WEZLANA® (ustekinumab-auub)/WEZENLA™ (ustekinumab) generated $44 million of sales in the fourth quarter and $273 million for the full year.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Oncology

•BLINCYTO® (blinatumomab) sales increased 8% year-over-year to $413 million in the fourth quarter, driven by 5% higher inventory levels and higher net selling price. Sales increased 28% for the full year, driven by volume growth.

•Vectibix® (panitumumab) sales increased 30% year-over-year to $319 million in the fourth quarter, driven by 23% volume growth, and to a lesser degree, higher net selling price and higher inventory levels. Sales increased 12% for the full year, primarily driven by volume growth.

•KYPROLIS® (carfilzomib) sales decreased 6% year-over-year to $351 million in the fourth quarter and 6% for the full year, primarily driven by lower volume.

•LUMAKRAS®/LUMYKRAS™ (sotorasib) sales increased 8% year-over-year to $92 million in the fourth quarter, primarily driven by 22% volume growth, partially offset by 9% lower net selling price and 6% lower inventory levels. Sales increased 4% for the full year, driven by 13% volume growth, partially offset by lower net selling price.

•XGEVA® (denosumab) sales decreased 20% year-over-year to $447 million in the fourth quarter and 6% for the full year, primarily driven by lower volume. For 2026, we expect accelerated sales erosion driven by increased competition, as multiple biosimilars have launched globally.

•Nplate® (romiplostim) sales increased 14% year-over-year to $385 million in the fourth quarter, primarily driven by 9% volume growth and 4% higher inventory levels. Sales increased 5% for the full year, driven by volume growth. U.S. government orders were $90 million in 2025 compared to $128 million in 2024. Excluding these U.S. government orders, Nplate sales increased 8% for the full year, driven by volume growth.

•IMDELLTRA® (tarlatamab-dlle)/IMDYLLTRA™ (tarlatamab) generated $234 million of sales in the fourth quarter and $627 million for the full year. Sales increased 31% quarter-over-quarter, driven by volume growth.

•MVASI® (bevacizumab-awwb) sales increased 9% year-over-year to $188 million in the fourth quarter, primarily driven by 15% favorable changes to estimated sales deductions, and to a lesser degree, higher net selling price and higher inventory levels, partially offset by lower volume. Sales increased 6% for the full year, driven by favorable changes to estimated sales deductions and higher net selling price, partially offset by lower volume.

Established Products

•Our established products, which consist of Aranesp® (darbepoetin alfa), Parsabiv® (etelcalcetide), and Neulasta® (pegfilgrastim), generated $554 million of sales in the fourth quarter. Sales increased 15% year-over-year for the fourth quarter, driven by higher net selling price and favorable changes to estimated sales deductions. Sales increased 2% for the full year, driven by 7% favorable changes to estimated sales deductions, partially offset by lower net selling price.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q4 ’25			Q4 ’24	YOY Δ
	U.S.	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$517	$353	$870	$606	44%
EVENITY®	468	131	599	431	39%
Prolia®	707	347	1,054	1,165	(10%)
TEPEZZA®	409	48	457	460	(1%)
KRYSTEXXA®	435	—	435	346	26%
UPLIZNA®	168	65	233	101	*
TAVNEOS®	142	10	152	81	88%
Ultra-Rare products(1)	144	13	157	214	(27%)
TEZSPIRE®	474	—	474	296	60%
Otezla®	511	114	625	624	0%
Enbrel®	524	8	532	1,015	(48%)
AMJEVITA®/AMGEVITA™	28	146	174	294	(41%)
PAVBLU®	254	4	258	31	*
WEZLANA®/WEZENLA™	—	44	44	21	*
BLINCYTO®	270	143	413	381	8%
Vectibix®	163	156	319	246	30%
KYPROLIS®	240	111	351	372	(6%)
LUMAKRAS®/LUMYKRAS™	47	45	92	85	8%
XGEVA®	291	156	447	561	(20%)
Nplate®	265	120	385	337	14%
IMDELLTRA®/IMDYLLTRA™	183	51	234	67	*
MVASI®	137	51	188	173	9%
Aranesp®	115	218	333	308	8%
Parsabiv®	49	40	89	75	19%
Neulasta®	115	17	132	98	35%
Other products(2)	263	57	320	328	(2%)
Total product sales	$6,919	$2,448	$9,367	$8,716	7%

* Change in excess of 100%
(1) Ultra-Rare products consist of PROCYSBI®, RAVICTI®, ACTIMMUNE®, QUINSAIR®, and BUPHENYL® .
(2) Other products consist of Aimovig®, AVSOLA®, KANJINTI®, BKEMV®/BEKEMV™, EPOGEN®, RIABNI®, IMLYGIC®, NEUPOGEN®, Corlanor®, RAYOS®, DUEXIS®, Sensipar®/Mimpara™, VIMOVO®, and PENNSAID®, where Biosimilars total $189 million in Q4 ’25 and $166 million in Q4 ’24.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

$Millions, except percentages	FY ’25			FY ’24	YOY Δ
	U.S.	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$1,663	$1,353	$3,016	$2,222	36%
EVENITY®	1,600	500	2,100	1,563	34%
Prolia®	2,978	1,436	4,414	4,374	1%
TEPEZZA®	1,758	145	1,903	1,851	3%
KRYSTEXXA®	1,340	—	1,340	1,185	13%
UPLIZNA®	528	127	655	379	73%
TAVNEOS®	423	36	459	283	62%
Ultra-Rare products(1)	685	34	719	758	(5%)
TEZSPIRE®	1,478	—	1,478	972	52%
Otezla®	1,839	426	2,265	2,126	7%
Enbrel®	2,199	27	2,226	3,316	(33%)
AMJEVITA®/AMGEVITA™	48	549	597	761	(22%)
PAVBLU®	691	9	700	31	*
WEZLANA®/WEZENLA™	123	150	273	27	*
BLINCYTO®	1,049	510	1,559	1,216	28%
Vectibix®	604	571	1,175	1,045	12%
KYPROLIS®	913	499	1,412	1,503	(6%)
LUMAKRAS®/LUMYKRAS™	211	152	363	350	4%
XGEVA®	1,355	729	2,084	2,225	(6%)
Nplate®	1,027	497	1,524	1,456	5%
IMDELLTRA®/IMDYLLTRA™	513	114	627	115	*
MVASI®	573	198	771	727	6%
Aranesp®	416	973	1,389	1,342	4%
Parsabiv®	192	161	353	356	(1%)
Neulasta®	359	76	435	431	1%
Other products(2)	1,091	220	1,311	1,412	(7%)
Total product sales	$25,656	$9,492	$35,148	$32,026	10%

* Change in excess of 100%
(1) Ultra-Rare products consist of RAVICTI®, PROCYSBI®, ACTIMMUNE®, BUPHENYL®, and QUINSAIR® .
(2) Other products consist of Aimovig®, AVSOLA®, KANJINTI®, EPOGEN®, RIABNI®, BKEMV®/BEKEMV™, IMLYGIC®, NEUPOGEN®, Corlanor®, RAYOS®, DUEXIS®, VIMOVO®, Sensipar®/Mimpara™, and PENNSAID®, where Biosimilars total $683 million in FY ’25 and $667 million in FY ’24.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses increased 5% year-over-year for the fourth quarter and increased 6% for the full year. Cost of Sales as a percentage of product sales decreased 3.9 percentage points for the fourth quarter and decreased 5.9 percentage points for the full year, driven by lower amortization expense from acquisition-related assets, including Horizon-acquired inventory, and lower manufacturing costs, partially offset by higher profit share expense and changes in our sales mix. Research & Development (R&D) expenses increased 24% for the fourth quarter primarily driven by higher spend in the later-stage clinical programs, including MariTide, and in the research and early pipeline, including business development activities in the fourth quarter of 2025. R&D expenses increased 22% for the full year driven by higher spend in the later-stage clinical programs, including MariTide, and in the research and early pipeline, partially offset by lower spend in marketed product support. This increase includes the impact of business development activities in 2025. Selling, General & Administrative (SG&A) expenses increased 4% for the fourth quarter driven by higher commercial product-related expenses, partially offset by lower Horizon acquisition-related expenses and lower general and administrative expenses. SG&A expenses decreased 1% for the full year driven by lower Horizon acquisition-related expenses and lower amortization expense from acquisition-related assets, partially offset by higher general and administrative expenses, including technology-related spend. Other operating expenses for the full year included Otezla® intangible asset impairment charges of $1.2 billion, following the selection of Otezla® for Medicare price setting, as part of the Inflation Reduction Act (IRA).
•Operating Margin as a percentage of product sales increased 2.5 percentage points to 29.0% for the fourth quarter and increased 3.1 percentage points to 25.8% for the full year.
•Tax Rate decreased 7.8 percentage points for the fourth quarter and increased 2.8 percentage points for the full year. The fourth quarter tax rate decrease was due to the prior-year deferred tax adjustments associated with the U.S. tax on the earnings of our foreign subsidiaries, partially offset by the change in earnings mix, including lower amortization expense from the fair value step-up of inventory acquired from Horizon as compared to the prior year. The full year tax rate increase was due to the change in earnings mix, including the net unrealized gains on our equity investments compared to net unrealized losses on equity investments in the prior year, partially offset by the prior-year deferred tax adjustments associated with U.S. tax on the earnings of our foreign subsidiaries and the current year Otezla® intangible asset impairment charges and related tax impacts.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

On a non-GAAP basis:
•Total Operating Expenses increased 16% year-over-year for the fourth quarter and increased 12% for the full year. Cost of Sales as a percentage of product sales increased 1.5 percentage points for the fourth quarter and increased 0.4 percentage points for the full year, driven by higher profit share expense and changes in our sales mix, partially offset by lower manufacturing costs. R&D expenses increased 26% for the fourth quarter driven by higher spend in the later-stage clinical programs, including MariTide, and in the research and early pipeline, including business development activities in the fourth quarter of 2025. R&D expenses increased 22% for the full year driven by higher spend in the later-stage clinical programs, including MariTide, and in the research and early pipeline, partially offset by lower spend in marketed product support. This increase includes the impact of business development activities in 2025. SG&A expenses increased 6% for the fourth quarter driven by higher commercial product-related expenses, partially offset by lower general and administrative expenses. SG&A expenses increased 2% for the full year driven by higher general and administrative expenses, including technology-related spend.
•Operating Margin as a percentage of product sales decreased 3.5 percentage points for the fourth quarter to 42.8% and decreased 0.8 percentage points to 46.1% for the full year.
•Tax Rate increased 1.6 percentage points for the fourth quarter and increased 1.4 percentage points for the full year. The fourth quarter tax rate increase was primarily due to prior year net favorable items as compared to the current year. The full year tax rate increase was due to the change in earnings mix and prior year net favorable items as compared to the current year.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

$Millions, except percentages	GAAP			Non-GAAP
	Q4 ’25	Q4 ’24	YOY Δ	Q4 ’25	Q4 ’24	YOY Δ
Cost of Sales	$2,976	$3,112	(4%)	$1,790	$1,536	17%
% of product sales	31.8%	35.7%	(3.9) pts.	19.1%	17.6%	1.5 pts.
Research & Development	$2,142	$1,724	24%	$2,133	$1,698	26%
% of product sales	22.9%	19.8%	3.1 pts.	22.8%	19.5%	3.3 pts.
Selling, General & Administrative	$1,952	$1,878	4%	$1,937	$1,819	6%
% of product sales	20.8%	21.5%	(0.7) pts.	20.7%	20.9%	(0.2) pts.
Other	$76	$61	25%	$—	$—	N/A
Total Operating Expenses	$7,146	$6,775	5%	$5,860	$5,053	16%

Operating Margin
Operating income as % of product sales	29.0%	26.5%	2.5 pts.	42.8%	46.3%	(3.5) pts.

Tax Rate	12.0%	19.8%	(7.8) pts.	16.4%	14.8%	1.6 pts.

pts: percentage points
N/A = not applicable

$Millions, except percentages	GAAP			Non-GAAP
	FY '25	FY '24	YOY Δ	FY '25	FY '24	YOY Δ
Cost of Sales	$12,037	$12,858	(6%)	$6,423	$5,736	12%
% of product sales	34.2%	40.1%	(5.9) pts.	18.3%	17.9%	0.4 pts.
Research & Development	$7,272	$5,964	22%	$7,183	$5,878	22%
% of product sales	20.7%	18.6%	2.1 pts.	20.4%	18.4%	2.0 pts.
Selling, General & Administrative	$7,050	$7,096	(1%)	$6,942	$6,782	2%
% of product sales	20.1%	22.2%	(2.1) pts.	19.8%	21.2%	(1.4) pts.
Other	$1,312	$248	*	$—	$—	N/A
Total Operating Expenses	$27,671	$26,166	6%	$20,548	$18,396	12%

Operating Margin
Operating income as % of product sales	25.8%	22.7%	3.1 pts.	46.1%	46.9%	(0.8) pts.

Tax Rate	14.1%	11.3%	2.8 pts.	15.9%	14.5%	1.4 pts.

pts: percentage points
* = Change in excess of 100%
N/A = not applicable
Cash Flow and Balance Sheet
•The Company generated $1.0 billion of free cash flow in the fourth quarter of 2025 versus $4.4 billion in the fourth quarter of 2024, driven by timing of working capital, primarily collections, timing of tax payments and higher capital expenditures, partially offset by business performance. The Company generated $8.1 billion of free cash flow for the full year of 2025 versus $10.4 billion in 2024.
•The Company declared a fourth quarter 2025 dividend on October 31, 2025 of $2.38 per share that was paid on December 12, 2025 to all stockholders of record as of November 21, 2025, representing a 6% increase from the same period in 2024.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

•The Company retired $6.0 billion of debt for the full year of 2025.
•During the fourth quarter and full year of 2025, there were no repurchases of shares of common stock under our stock repurchase program.
•Cash and cash equivalents totaled $9.1 billion and debt outstanding totaled $54.6 billion as of December 31, 2025. Debt leverage was approximately 3.2 times EBITDA as of December 31, 2025.

$Billions, except shares	Q4 ’25	Q4 ’24	YOY Δ	FY '25	FY '24	YOY Δ
Operating Cash Flow	$1.6	$4.8	$(3.2)	$10.0	$11.5	$(1.5)
Capital Expenditures	$0.6	$0.4	$0.3	$1.9	$1.1	$0.8
Free Cash Flow	$1.0	$4.4	$(3.4)	$8.1	$10.4	$(2.3)
Dividends Paid	$1.3	$1.2	$0.1	$5.1	$4.8	$0.3
Share Repurchases	$0.0	$0.2	$(0.2)	$0.0	$0.2	$(0.2)
Average Diluted Shares (millions)	543	542	1	542	541	1

Note: Numbers may not add due to rounding

$Billions	12/31/25	12/31/24	YTD Δ
Cash and Cash Equivalents	$9.1	$12.0	$(2.8)
Debt Outstanding	$54.6	$60.1	$(5.5)

Note: Numbers may not add due to rounding

2026 Guidance
For the full year 2026, the Company expects:
•Total revenues in the range of $37.0 billion to $38.4 billion.
•On a GAAP basis, EPS in the range of $15.45 to $16.94, and a tax rate in the range of 15.5% to 17.0%.
•On a non-GAAP basis, EPS in the range of $21.60 to $23.00, and a tax rate in the range of 16.0% to 17.5%.
•Capital expenditures to be approximately $2.6 billion.
•Share repurchases not to exceed $3 billion.

Fourth Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

General Medicine
MariTide (maridebart cafraglutide, AMG 133)
•MariTide is a differentiated antibody-peptide conjugate that activates the glucagon like peptide 1 (GLP-1) receptor and antagonizes the glucose-dependent insulinotropic polypeptide receptor (GIPR).
•MARITIME-1, a Phase 3 study of MariTide for chronic weight management, is ongoing in adults living with obesity or overweight, without Type 2 diabetes (T2D).
•MARITIME-2, a Phase 3 study of MariTide for chronic weight management, is ongoing in adults living with obesity or overweight, with T2D.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

•MARITIME-CV, a Phase 3 study of MariTide on cardiovascular (CV) outcomes, is enrolling adults living with established atherosclerotic cardiovascular disease and obesity or overweight.
•MARITIME-HF, a Phase 3 study of MariTide on reduction of heart failure events and cardiovascular risk, is enrolling adults living with heart failure with preserved or mildly reduced ejection fraction and obesity.
•MARITIME-OSA-1, a Phase 3 study of MariTide, is enrolling adults living with obstructive sleep apnea on positive airway pressure therapy and living with obesity or overweight.
•MARITIME-OSA-2, a Phase 3 study of MariTide, is enrolling adults living with obstructive sleep apnea not on positive airway pressure therapy and living with obesity or overweight.
•Part 2 of the Phase 2 chronic weight management study, an exploratory evaluation of MariTide treatment for an additional 52 weeks in people who lost at least 15% of their body weight in the 52-week Part 1 of the Phase 2 chronic weight management study is complete, key findings include:
◦the large majority of participants maintained the weight loss achieved in Part 1 for an additional 52 weeks on a lower monthly dose or quarterly dose of MariTide.
◦the second year of MariTide treatment was very well tolerated, including at quarterly doses, with a very low incidence of nausea and vomiting and no new safety signals observed.
◦improvements in cardiometabolic parameters were sustained with MariTide at effective maintenance doses for a full second year.
•A Phase 2 study of MariTide for the treatment of T2D in adults living with and without obesity has completed the 24-week timepoint, key findings include:
◦robust and clinically meaningful reduction in both hemoglobin A1c (HbA1c) and weight with monthly MariTide at 24 weeks.
▪In line with results seen in the T2D population in Part 1 of the Phase 2 chronic weight management study, at 24 weeks.
◦safety and tolerability profile consistent with the GLP-1 class.
▪The most common side effects were gastrointestinal-related, predominantly mild-to-moderate in nature, and occurred primarily during dose escalation.
◦favorable improvement in cardiometabolic parameters.
•The Company expects to initiate Phase 3 studies of MariTide in people living with T2D in 2026.

AMG 513
•A Phase 1 study of AMG 513 is enrolling adults living with obesity.

Repatha
•In November 2025, results from the landmark Phase 3 VESALIUS-CV clinical trial of more than 12,000 patients with atherosclerosis or diabetes without a prior heart attack or stroke

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

were presented at the American Heart Association Scientific Sessions and simultaneously published in the New England Journal of Medicine. In this study, Repatha:
◦demonstrated a 25% relative reduction in the risk of a composite of coronary heart disease death, heart attack or ischemic stroke (3-P MACE).
◦demonstrated a 19% reduction in a broader composite that also included any ischemia-driven arterial revascularization (4-P MACE).
◦reduced the risk of heart attack by 36%.
•Further analysis from VESALIUS-CV will be presented on the subgroup of patients without significant atherosclerosis at the upcoming American College of Cardiology in March 2026.
•EVOLVE-MI, a Phase 4 study of Repatha initiated within 10 days of an acute myocardial infarction to reduce the risk of CV events, is ongoing.

Olpasiran (AMG 890)
•Olpasiran is a potentially best-in-class small interfering ribonucleic acid (siRNA) molecule that reduces lipoprotein(a) (Lp(a)) synthesis in the liver.
•The OCEAN(a)-Outcomes trial, a Phase 3 secondary prevention CV outcomes study, is ongoing in patients with atherosclerotic CV disease and elevated Lp(a).
•The OCEAN(a)-PreEvent trial, a Phase 3 primary prevention CV outcomes study is enrolling patients with elevated Lp(a) at risk for a first major CV event.

Rare Disease
UPLIZNA
•In November, the European Commission approved UPLIZNA for the treatment of adults with active immunoglobulin G4-related disease (IgG4-RD).
•In December, the U.S. Food and Drug Administration (FDA) approved UPLIZNA for the treatment of generalized myasthenia gravis (gMG) in adults who are anti-acetylcholine receptor (AChR) and anti-muscle specific tyrosine kinase (MuSK) antibody positive.
•The Company expects to initiate Phase 3 studies of UPLIZNA in patients with autoimmune hepatitis and in patients with chronic inflammatory demyelinating polyneuropathy in 2026.

TEPEZZA
•A Phase 3 study of TEPEZZA in Japan is ongoing in patients with chronic/low clinical activity score thyroid eye disease (TED).
•A Phase 3 study evaluating the subcutaneous route of administration of teprotumumab is ongoing in patients with TED. Study completion is expected in H2 2026.

TAVNEOS
•TAVNEOS (avacopan) was approved by the FDA in October 2021 for the adjunctive treatment of adult patients with severe active anti-neutrophil cytoplasmic autoantibody (ANCA)-associated vasculitis (AAV) in combination with standard therapy including glucocorticoids. TAVNEOS was developed by ChemoCentryx, Inc. Amgen acquired ChemoCentryx in October 2022, after TAVNEOS had been on the market for a year. On January 16, 2026, the U.S. Food and Drug Administration (FDA) requested that

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

ChemoCentryx voluntarily withdraw TAVNEOS from the U.S. market. The FDA raised concerns about the process followed by ChemoCentryx to re-adjudicate primary endpoint results for 9 of the 331 patients in its pivotal clinical trial. Hepatotoxicity, which is a known infrequent risk of TAVNEOS treatment for AAV, was also raised in the context of the benefit-risk profile of the medicine. Amgen is not aware of any issue with the underlying patient data from the ChemoCentryx clinical trial. And after review of the relevant clinical data and years of real-world evidence, Amgen is confident that TAVNEOS demonstrates effectiveness and a favorable benefit–risk profile. On January 28, 2026, following FDA regulatory process, Amgen informed the Agency that it did not intend to withdraw TAVNEOS from the market. Amgen is evaluating next steps with the FDA to determine a path forward, while keeping patient safety, needs, and support at the forefront.
•A Phase 3, open-label study of TAVNEOS in combination with rituximab or a cyclophosphamide-containing regimen is enrolling patients from 6 years to < 18 years of age with active ANCA-associated vasculitis (Granulomatosis with Polyangiitis (GPA)/Microscopic Polyangiitis (MPA)).

Dazodalibep
•Dazodalibep is a fusion protein that inhibits CD40L.
•Two Phase 3 studies of dazodalibep in Sjögren’s disease are underway. The first study is ongoing in patients with moderate-to-severe systemic disease activity. The second study has completed enrollment of patients with moderate to high symptom burden with low systemic disease activity. Completion of both studies is expected in H2 2026.

Daxdilimab
•Daxdilimab is a first-in-class plasmacytoid dendritic cell (pDC) depleting monoclonal antibody targeting immunoglobulin-like transcript 7 (ILT7).
•A Phase 2 study of daxdilimab in adult patients with moderate-to-severe primary discoid lupus erythematosus (DLE) is complete.
◦The study met the primary endpoint of mean change in the Cutaneous Lupus Erythematosus Disease Area and Severity Index - Activity (CLASI-A) score from baseline to week 24, demonstrating statistically significant improvements in disease activity with both doses tested.
◦The study met the key secondary endpoint of clinical response by CLASI-A 50 and by the Cutaneous Lupus Activity Investigator's Global Assessment CLA-IGA 0/1, at week 24 with both doses tested.
◦Daxdilimab showed an acceptable safety and tolerability profile.
•A Phase 2 study of daxdilimab in 12 patients with dermatomyositis (DM) and antisynthetase inflammatory myositis (ASIM) is complete.
◦Total Improvement Score (TIS) and Cutaneous Dermatomyositis Disease Area and Severity Index (CDASI) showed positive trends, but the sample size was too limited to assess efficacy.
◦Daxdilimab showed an acceptable safety and tolerability profile.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

AMG 329
•AMG 329 is a fully human monoclonal antibody targeting FMS-like tyrosine kinase 3 (FLT3) ligand.
•A Phase 2 study of AMG 329 is ongoing in patients with Sjögren’s disease.

AMG 732
•AMG 732 is an insulin-like growth factor-1 receptor (IGF-1R) targeting monoclonal antibody.
•A Phase 2 study of AMG 732 is enrolling patients with moderate-to-severe active TED.

Inflammation
TEZSPIRE
•Two Phase 3 studies of TEZSPIRE are enrolling adults with moderate to very severe chronic obstructive pulmonary disease (COPD) and a BEC ≥ 150 cells/µl.
•A Phase 3 study of TEZSPIRE is ongoing in patients with eosinophilic esophagitis. Study completion is expected in H2 2026.

Rocatinlimab (AMG 451/KHK4083)
•Rocatinlimab is a first-in-class T-cell rebalancing monoclonal antibody that inhibits and reduces OX40-positive pathogenic T-cells.
•As part of ongoing portfolio prioritization, the Company will terminate the rocatinlimab development and commercialization collaboration with Kyowa Kirin, subject to Hart-Scott-Rodino review.
◦Kyowa Kirin will assume ownership of and responsibility for the program.
◦The Company will provide certain transition services to Kyowa Kirin.

Blinatumomab
•Blinatumomab is a bispecific T-cell engager (BiTE®) molecule targeting CD19.
•A Phase 2 study of blinatumomab in autoimmune disease is enrolling adults with systemic lupus erythematosus (SLE), with and without nephritis, and is enrolling adults with refractory rheumatoid arthritis.

Inebilizumab
•Inebilizumab is a B-cell depleting monoclonal antibody targeting CD19.
•A Phase 2 study of inebilizumab in autoimmune disease is enrolling adults with SLE with nephritis.

AMG 104 (AZD8630)
•AMG 104 is an inhaled anti-thymic stromal lymphopoietin (TSLP) fragment antigen-binding (Fab) protein.
•A Phase 2 study is ongoing in patients with asthma. Study completion is expected in H1 2026.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Oncology
BLINCYTO / blinatumomab
•A potentially registration-enabling Phase 2 study of subcutaneous blinatumomab is enrolling both adults and adolescents with relapsed or refractory CD19-positive Philadelphia chromosome (Ph) negative B-cell precursor acute lymphoblastic leukemia (B-ALL).
•Golden Gate, a Phase 3 study of BLINCYTO alternating with low-intensity chemotherapy, is enrolling older adult patients with newly diagnosed CD19-positive Ph-negative B-ALL.
•A Phase 1b/2 study of subcutaneous blinatumomab was initiated and is enrolling pediatric patients with relapsed / refractory and minimal residual disease positive (MRD+) B-ALL.

IMDELLTRA / tarlatamab
•IMDELLTRA is the first and only FDA-approved delta-like ligand 3 (DLL3) targeting BiTE molecule.
•In November, the FDA granted full approval to IMDELLTRA for the treatment of adult patients with extensive stage small cell lung cancer (ES-SCLC) with disease progression on or after platinum-based chemotherapy. Additional Regulatory reviews are underway in multiple additional geographies including the European Union, China, and Japan.
•The Company is advancing a comprehensive, global clinical development program across extensive-stage (ES) and limited-stage (LS) SCLC:
◦DeLLphi-303, a Phase 1b study of IMDELLTRA in combination with a programmed cell death protein ligand-1 (PD-L1) inhibitor, carboplatin and etoposide or separately in combination with a PD-L1 inhibitor alone, is ongoing in patients with first-line ES-SCLC.
◦DeLLphi-305, a Phase 3 study of IMDELLTRA and durvalumab is ongoing in first-line ES-SCLC in the maintenance setting.
◦DeLLphi-306, a Phase 3 study of IMDELLTRA following concurrent chemoradiation therapy, is enrolling patients with LS-SCLC.
◦DeLLphi-308, a Phase 1b study evaluating subcutaneous tarlatamab, is enrolling patients with second line or later ES-SCLC.
◦DeLLphi-309, a Phase 2 study evaluating alternative intravenous dosing regimens of IMDELLTRA in second-line ES-SCLC, is enrolling patients.
◦DeLLphi-310, a Phase 1b study of IMDELLTRA in combination with YL201, a B7-H3 targeting antibody-drug conjugate, with or without a PD-L1 inhibitor, is enrolling patients with ES-SCLC.
◦DeLLphi-311, a Phase 1b study of IMDELLTRA in combination with etakafusp alfa (AB248), a novel CD8+ T-cell selective interleukin-2 (IL-2), is enrolling patients with second-line or later ES-SCLC.
◦DeLLphi-312, a Phase 3 study of IMDELLTRA in combination with carboplatin, etoposide and durvalumab, is enrolling patients with first-line ES-SCLC.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Xaluritamig (AMG 509)
•Xaluritamig is a first-in-class bispecific T-cell engager targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1).
•XALute, a Phase 3 study of xaluritamig, is enrolling patients with metastatic castrate resistant prostate cancer (mCRPC) who have previously been treated with taxane-based chemotherapy.
•XALience, a Phase 3 study of xaluritamig in combination with abiraterone versus investigator’s choice therapy is enrolling patients with chemotherapy-naïve mCRPC.
•A Phase 1 study of xaluritamig monotherapy and xaluritamig in combination with abiraterone is ongoing in patients with mCRPC who have not yet received taxane-based chemotherapy. This study is also ongoing in patients with mCRPC who have previously received taxane-based chemotherapy in a fully outpatient treatment setting to further improve administration convenience.
•A Phase 1b study of neoadjuvant xaluritamig therapy prior to radical prostatectomy is enrolling patients with newly diagnosed localized intermediate or high‐risk prostate cancer.
•A Phase 1b study of xaluritamig is ongoing with high-risk biochemically recurrent prostate cancer after definitive therapy.
•A Phase 1b study of xaluritamig in combination with androgen receptor pathway inhibitors is enrolling patients with metastatic hormone-sensitive prostate cancer.
•A Phase 1b study of xaluritamig was initiated in adult, adolescent and pediatric patients with relapsed or refractory Ewing sarcoma.

Bemarituzumab
•Bemarituzumab is a first-in-class fibroblast growth factor receptor 2b (FGFR2b) targeting monoclonal antibody.
•Based upon data from the FORTITUDE-101 and FORTITUDE-102 Phase 3 studies, the Company does not intend to pursue regulatory approval in first-line gastric cancer.
•FORTITUDE-103, a Phase 1b/2 study of bemarituzumab plus oral chemotherapy regimens with or without nivolumab in patients with first-line gastric cancer was stopped.
•FORTITUDE-301, a Phase 1b/2 basket study of bemarituzumab monotherapy in patients with solid tumors with FGFR2b overexpression was completed.

AMG 193
•AMG 193 is a first-in-class small molecule methylthioadenosine (MTA)-cooperative protein arginine methyltransferase 5 (PRMT5) inhibitor.
•A Phase 2 study of AMG 193 is ongoing patients with methylthioadenosine phosphorylase (MTAP)-null previously treated advanced non-small cell lung cancer (NSCLC).
•A Phase 1/1b/2 study of AMG 193 has completed enrollment of patients with advanced MTAP-null solid tumors in the dose-expansion portion of the study.
•A Phase 1b study of AMG 193 alone or in combination with other therapies is enrolling patients with advanced MTAP-null thoracic malignancies.
•A Phase 1b study of AMG 193 in combination with other therapies is enrolling patients with advanced MTAP-null gastrointestinal, biliary tract, or pancreatic cancers.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

LUMAKRAS/LUMYKRAS
•CodeBreaK 301, a Phase 3 study of LUMAKRAS in combination with Vectibix and FOLFIRI vs. FOLFIRI with or without bevacizumab-awwb, is enrolling patients with first-line KRAS G12C–mutated metastatic colorectal cancer.
•CodeBreaK 202, a Phase 3 study of LUMAKRAS plus platinum doublet chemotherapy vs. pembrolizumab plus chemotherapy, is enrolling patients with first-line KRAS G12C–mutated and PD-L1 negative advanced NSCLC.

Nplate
•PROCLAIM, a Phase 3 study of Nplate for the treatment of chemotherapy-induced thrombocytopenia, is ongoing in patients with NSCLC, ovarian cancer, or breast cancer.

Biosimilars
•A randomized, double-blind comparative clinical study of ABP 206 compared with OPDIVO® has completed enrollment in patients with treatment-naïve unresectable or metastatic melanoma.
•A randomized, double-blind pharmacokinetic similarity study of ABP 234 compared with KEYTRUDA® (pembrolizumab) is enrolling patients with early-stage non-squamous NSCLC as adjuvant treatment.
•A randomized, double-blind combined pharmacokinetic/comparative clinical study of ABP 234 compared to KEYTRUDA has completed enrollment patients with advanced or metastatic non-squamous NSCLC.
•A randomized, double-blind, pharmacokinetic similarity/comparative clinical study of ABP 692 compared to OCREVUS® (ocrelizumab) is enrolling patients with relapsing-remitting multiple sclerosis.

TEZSPIRE is being developed in collaboration with AstraZeneca.
AMG 104 is being developed in collaboration with AstraZeneca.
Xaluritamig, formerly AMG 509, is being developed pursuant to a research collaboration with Xencor, Inc.
YL201 is an investigational B7-H3 targeting antibody-drug conjugate being developed by MediLink.
Etakafusp alfa (AB248) is a novel CD8+ T cell selective interleukin-2 (IL-2) being developed by Asher Biotherapeutics.
OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
KEYTRUDA is a registered trademark of Merck & Co., Inc.
OCREVUS is a registered trademark of Genentech, Inc.

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the fourth quarters and full years of 2025 and 2024, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2026 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, divestitures, restructuring and certain other items from the related GAAP financial measures. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the fourth quarters and full years of 2025 and 2024. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP. Management has also presented Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and debt

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

leverage ratio for 2025, both of which are non-GAAP financial measures. EBITDA is computed by adding interest expense, provision for income taxes, and depreciation and amortization expense to GAAP net income. Debt leverage ratio is calculated as the ratio of GAAP total debt to EBITDA.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s normal and recurring business activities by facilitating comparisons of results of normal and recurring business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity. The Company believes its debt leverage ratio provides a supplemental operating metric for the full year period as it compares the amount of cash generated by our operations for the year.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen discovers, develops, manufactures and delivers innovative medicines to fight some of the world’s toughest diseases. Harnessing the best of biology and technology, Amgen reaches millions of patients with its medicines.
More than 45 years ago, Amgen helped establish the biotechnology industry at its U.S. headquarters in Thousand Oaks, California, and it remains at the cutting edge of innovation, using technology and human genetic data to push beyond what is known today. Amgen is advancing a broad and deep pipeline and portfolio of medicines to treat cancer, heart disease, inflammatory conditions, rare diseases and obesity and obesity-related conditions.

Amgen has been consistently recognized for innovation and workplace culture, including honors from Fast Company and Forbes. Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average®, and it is also part of the Nasdaq-100 Index®, which includes the largest and most innovative non-financial companies listed on the Nasdaq Stock Market based on market capitalization.

For more information, visit Amgen.com and follow Amgen on X, LinkedIn, Instagram, YouTube, Facebook, TikTok and Threads.

Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeOne Medicines Ltd. or Kyowa Kirin Co., Ltd.), the performance of Otezla® (apremilast), our acquisitions of ChemoCentryx, Inc., Dark Blue Therapeutics, Ltd. or Horizon Therapeutics plc (including the prospective performance and outlook of Horizon's business, performance and opportunities, and any potential strategic benefits, synergies or opportunities expected as a result of such acquisition), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political,

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions, including those resulting from geopolitical relations and government actions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful, and may result in unanticipated costs, delays or failures to realize the benefits of the transactions. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our sustainability objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Elissa Snook, 609-251-1407 (media)
Casey Capparelli, 805-447-1746 (investors)

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Revenues:
Product sales	$9,367	$8,716	$35,148	$32,026
Other revenues	499	370	1,603	1,398
Total revenues	9,866	9,086	36,751	33,424

Operating expenses:
Cost of sales	2,976	3,112	12,037	12,858
Research and development	2,142	1,724	7,272	5,964
Selling, general and administrative	1,952	1,878	7,050	7,096
Other	76	61	1,312	248
Total operating expenses	7,146	6,775	27,671	26,166

Operating income	2,720	2,311	9,080	7,258

Other income (expense):
Interest expense, net	(653)	(747)	(2,755)	(3,155)
Other (expense) income, net	(553)	(782)	2,651	506

Income before income taxes	1,514	782	8,976	4,609

Provision for income taxes	181	155	1,265	519

Net income	$1,333	$627	$7,711	$4,090

Earnings per share:
Basic	$2.47	$1.17	$14.33	$7.62
Diluted	$2.45	$1.16	$14.23	$7.56

Weighted-average shares used in calculation of earnings per share:
Basic	539	537	538	537
Diluted	543	542	542	541

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	December 31,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,129	$11,973
Trade receivables, net	9,570	6,782
Inventories	6,225	6,998
Other current assets	4,133	3,277
Total current assets	29,057	29,030

Property, plant and equipment, net	7,913	6,543
Intangible assets, net	22,276	27,699
Goodwill	18,680	18,637
Other noncurrent assets	12,660	9,930
Total assets	$90,586	$91,839

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$20,890	$19,549
Current portion of long-term debt	4,599	3,550
Total current liabilities	25,489	23,099

Long-term debt	50,005	56,549
Long-term deferred tax liabilities	1,366	1,616
Long-term tax liabilities	2,690	2,349
Other noncurrent liabilities	2,378	2,349
Total stockholders’ equity	8,658	5,877
Total liabilities and stockholders’ equity	$90,586	$91,839

Shares outstanding	539	537

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
GAAP cost of sales	$2,976	$3,112	$12,037	$12,858
Adjustments to cost of sales:
Acquisition-related expenses (a)	(1,186)	(1,576)	(5,614)	(7,122)
Non-GAAP cost of sales	$1,790	$1,536	$6,423	$5,736

GAAP cost of sales as a percentage of product sales	31.8%	35.7%	34.2%	40.1%
Acquisition-related expenses (a)	(12.7)	(18.1)	(15.9)	(22.2)
Non-GAAP cost of sales as a percentage of product sales	19.1%	17.6%	18.3%	17.9%

GAAP research and development expenses	$2,142	$1,724	$7,272	$5,964
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(9)	(26)	(89)	(86)
Non-GAAP research and development expenses	$2,133	$1,698	$7,183	$5,878

GAAP research and development expenses as a percentage of product sales	22.9%	19.8%	20.7%	18.6%
Acquisition-related expenses (b)	(0.1)	(0.3)	(0.3)	(0.2)
Non-GAAP research and development expenses as a percentage of product sales	22.8%	19.5%	20.4%	18.4%

GAAP selling, general and administrative expenses	$1,952	$1,878	$7,050	$7,096
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (c)	(9)	(59)	(86)	(314)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(6)	—	(22)	—
Total adjustments to selling, general and administrative expenses	(15)	(59)	(108)	(314)
Non-GAAP selling, general and administrative expenses	$1,937	$1,819	$6,942	$6,782

GAAP selling, general and administrative expenses as a percentage of product sales	20.8%	21.5%	20.1%	22.2%
Acquisition-related expenses (c)	(0.1)	(0.6)	(0.2)	(1.0)
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.0	0.0	(0.1)	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	20.7%	20.9%	19.8%	21.2%

GAAP operating expenses	$7,146	$6,775	$27,671	$26,166
Adjustments to operating expenses:
Adjustments to cost of sales	(1,186)	(1,576)	(5,614)	(7,122)
Adjustments to research and development expenses	(9)	(26)	(89)	(86)
Adjustments to selling, general and administrative expenses	(15)	(59)	(108)	(314)
Impairment of intangible assets (d)	—	(30)	(1,200)	(159)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(40)	(40)	(120)	(36)
Certain other expenses	(36)	9	8	(53)
Total adjustments to operating expenses	(1,286)	(1,722)	(7,123)	(7,770)
Non-GAAP operating expenses	$5,860	$5,053	$20,548	$18,396

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
GAAP operating income	$2,720	$2,311	$9,080	$7,258
Adjustments to operating expenses	1,286	1,722	7,123	7,770
Non-GAAP operating income	$4,006	$4,033	$16,203	$15,028

GAAP operating income as a percentage of product sales	29.0%	26.5%	25.8%	22.7%
Adjustments to cost of sales	12.7	18.1	15.9	22.2
Adjustments to research and development expenses	0.1	0.3	0.3	0.2
Adjustments to selling, general and administrative expenses	0.1	0.6	0.3	1.0
Impairment of intangible assets (d)	0.0	0.3	3.4	0.5
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.5	0.5	0.4	0.1
Certain other expenses	0.4	0.0	0.0	0.2
Non-GAAP operating income as a percentage of product sales	42.8%	46.3%	46.1%	46.9%

GAAP other (expense) income, net	$(553)	$(782)	$2,651	$506
Adjustments to other (expense) income, net
Net losses (gains) from equity investments (e)	640	875	(2,023)	182
Non-GAAP other income, net	$87	$93	$628	$688

GAAP income before income taxes	$1,514	$782	$8,976	$4,609
Adjustments to income before income taxes:
Adjustments to operating expenses	1,286	1,722	7,123	7,770
Adjustments to other (expense) income, net	640	875	(2,023)	182
Total adjustments to income before income taxes	1,926	2,597	5,100	7,952
Non-GAAP income before income taxes	$3,440	$3,379	$14,076	$12,561

GAAP provision for income taxes	$181	$155	$1,265	$519
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (f)	382	537	919	1,544
Other income tax adjustments (g)	2	(192)	55	(236)
Total adjustments to provision for income taxes	384	345	974	1,308
Non-GAAP provision for income taxes	$565	$500	$2,239	$1,827

GAAP tax as a percentage of income before taxes	12.0%	19.8%	14.1%	11.3%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (f)	4.3	0.7	1.4	5.1
Other income tax adjustments (g)	0.1	(5.7)	0.4	(1.9)
Total adjustments to provision for income taxes	4.4	(5.0)	1.8	3.2
Non-GAAP tax as a percentage of income before taxes	16.4%	14.8%	15.9%	14.5%

GAAP net income	$1,333	$627	$7,711	$4,090
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	1,544	2,060	4,181	6,408
Other income tax adjustments (g)	(2)	192	(55)	236
Total adjustments to net income	1,542	2,252	4,126	6,644
Non-GAAP net income	$2,875	$2,879	$11,837	$10,734

Note: Numbers may not add due to rounding

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended December 31, 2025		Three months ended December 31, 2024
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,333	$2,875	$627	$2,879

Weighted-average shares for diluted EPS	543	543	542	542

Diluted EPS	$2.45	$5.29	$1.16	$5.31

	Twelve months ended December 31, 2025		Twelve months ended December 31, 2024
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$7,711	$11,837	$4,090	$10,734

Weighted-average shares for diluted EPS	542	542	541	541

Diluted EPS	$14.23	$21.84	$7.56	$19.84

(a)	The adjustments related primarily to noncash amortization of intangible assets and fair value step-up of inventory acquired from business combinations.

(b)	For the three months ended December 31, 2025, the adjustment related primarily to noncash amortization of intangible assets acquired from business combinations. For the three months ended December 31, 2024, and for the twelve months ended December 31, 2025 and 2024, the adjustments related primarily to acquisition-related expenses related to our Horizon acquisition.

(c)	For the three months ended December 31, 2025, the adjustment related primarily to business development transaction costs. For the three months ended December 31, 2024, and for twelve months ended December 31, 2025 and 2024, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition.

(d)
For the twelve months ended December 31, 2025, the adjustment included intangible asset impairment charges for Otezla®. For the twelve months ended December 31, 2024, the adjustment included impairment charges for in-process R&D assets related to our Teneobio, Inc. acquisition from 2021.

(e)	For the three and twelve months ended December 31, 2025 and 2024, the adjustments related primarily to our BeOne Medicines Ltd. equity fair value adjustment.

(f)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, the tax impact of adjustments, including the amortization of intangible assets and acquired inventory, gains and losses on our investments in equity securities and expenses related to restructuring and cost-savings initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the three and twelve months ended December 31, 2025, was 19.8% and 18.0%, respectively, compared to 20.7% and 19.4%, respectively, for the corresponding periods of the prior year.

(g)	The adjustments related to certain acquisition-related, prior-period and other items excluded from GAAP earnings.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$1,603	$4,771	$9,958	$11,490
Net cash used in investing activities	(693)	(402)	(1,943)	(1,046)
Net cash used in financing activities	(1,226)	(1,407)	(10,859)	(9,415)
(Decrease) increase in cash and cash equivalents	(316)	2,962	(2,844)	1,029
Cash and cash equivalents at beginning of period	9,445	9,011	11,973	10,944
Cash and cash equivalents at end of period	$9,129	$11,973	$9,129	$11,973

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$1,603	$4,771	$9,958	$11,490
Capital expenditures	(642)	(371)	(1,858)	(1,096)
Free cash flow	$961	$4,400	$8,100	$10,394

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP Net Income to EBITDA and Debt Leverage Ratio Calculation
(Dollars in millions)
(Unaudited)

Twelve months ended December 31, 2025
GAAP Net Income	$7,711
Depreciation and amortization	5,167
Interest expense, net	2,755
Provision for income taxes	1,265
EBITDA(a)	$16,898

As of December 31, 2025
Current portion of long-term debt	$4,599
Long-term debt	50,005
Total GAAP Debt	$54,604

As of December 31, 2025
Total GAAP Debt	$54,604
EBITDA	$16,898
Debt leverage ratio	3.2

(a)	2025 EBITDA includes (i) amortization of inventory step-up of $1.3 billion; (ii) intangible asset impairment charges of $1.2 billion; and (iii) net gains from equity investments of $2.0 billion.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2026
(Unaudited)

GAAP diluted EPS guidance	$15.45	—	$16.94
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	6.06	—	6.15
Non-GAAP diluted EPS guidance	$21.60	—	$23.00

* The known adjustments are presented net of their related tax impact, which amount to approximately $1.01 per share.

(a) The adjustments include noncash amortization of intangible assets and fair value step-up of inventory acquired in business combinations.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2026
(Unaudited)

GAAP tax rate guidance	15.5%	—	17.0%
Tax rate of known adjustments discussed above		0.5%
Non-GAAP tax rate guidance	16.0%	—	17.5%